EXHIBIT 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made by and between CONTINENTAL AIRLINES, INC., a Delaware corporation ("Company"), and Jeffrey J. Misner ("Executive"), and is dated and effective as of August 12, 2004 (the "Effective Date").

W I T N E S S E T H:

WHEREAS, Company and Executive are parties to that certain Employment Agreement dated May 15, 2001, as amended by letter agreements dated April 9, 2002 and March 12, 2004 (the "Existing Agreement"); and

WHEREAS, the Human Resources Committee of the Board of Directors of Company ("HR Committee") has authorized the execution, delivery and performance by Company of this Agreement;

WHEREAS, in connection therewith, the parties desire to enter into this Agreement to replace and supersede the Existing Agreement in its entirety, effective as of the Effective Date;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES

1.1 Employment; Effective Date. Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of the Effective Date and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement.

1.2 Positions. From and after the Effective Date, Company shall employ Executive in the position of Executive Vice President and Chief Financial Officer, or in such other positions as the parties mutually may agree.

1.3 Duties and Services. Executive agrees to serve in the positions referred to in paragraph 1.2 and to perform diligently and to the best of Executive's abilities the duties and services appertaining to such office or offices as set forth in the Bylaws of Company in effect on the Effective Date, as well as such additional duties and services appropriate to such office or offices which the parties mutually may agree upon from time to time.

ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for a three-year period beginning on the Effective Date. Said term of employment shall be extended automatically for an additional successive one-year period as of the third anniversary of the Effective Date and as of the last day of each successive one-year period of time thereafter that this Agreement is in effect; provided, however, that if, prior to the date which is six months before the last day of any such term of employment, either party shall give written notice to the other that no such automatic extension shall occur, then Executive's employment shall terminate on the last day of the term of employment during which such notice is given.

2.2 Company's Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company, acting pursuant to an express resolution of the Board of Directors of Company (the "Board of Directors"), shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

(i) upon Executive's death;

(ii) upon Executive's becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance that renders Executive mentally or physically incapable of performing the material duties and services required of Executive hereunder on a full-time basis during such period;

(iii) Executive's gross negligence or willful misconduct in the performance of, or Executive's abuse of alcohol or drugs rendering Executive unable to perform, the material duties and services required of Executive pursuant to this Agreement;

(iv) upon the conviction or plea of nolo contendre of Executive for a felony or any crime involving moral turpitude;

(v) upon Executive committing an act of deceit or fraud intended to result in personal and unauthorized enrichment of Executive at Company's expense;

(vi) upon Executive's material breach of a material obligation of Executive under this Agreement which, if correctable, remains uncorrected for 30 days following written notice of such breach by Company to Executive; or

(vii) for any other reason whatsoever, in the sole discretion of the Board of Directors.

2.3 Executive's Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

(i) the assignment to Executive by the Board of Directors or other officers or representatives of Company of duties materially inconsistent with the duties associated with the positions described in paragraph 1.2 as such duties are constituted as of the Effective Date, or the failure to elect or reelect Executive to any of the positions described in paragraph 1.2 or the removal of Executive from any such positions;

(ii) a material diminution in the nature or scope of Executive's authority, responsibilities, or titles from those applicable to Executive as of the Effective Date, including a change in the reporting structure so that Executive reports to someone other than the Chief Executive Officer or President of Company;

(iii) Company requiring Executive to be permanently based anywhere outside a major urban center in Texas;

(iv) the taking of any action by Company that would materially reduce the corporate amenities enjoyed by Executive below the level of corporate amenities enjoyed by any other executive of Company other than Company's Chief Executive Officer and President;

(v) a material breach by Company of any provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice of such breach by Executive to Company, it being agreed that any reduction in (a) Executive's then current annual base salary, or (b) Executive's annual cash bonus opportunity as a percentage of such base salary from that percentage in effect on the Effective Date (i.e., an annual cash bonus opportunity of 0%, if entry level goal is not met, and if entry level goal is met, between 50% and 150% of annual base salary, depending on achievement of entry, target and stretch goals), shall in each case constitute a material breach by Company of this Agreement; or

(vi) for any other reason whatsoever, in the sole discretion of Executive.

2.4 Notice of Termination. If Company or Executive desires to terminate Executive's employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or Executive shall do so by giving written notice to the other party that it or Executive has elected to terminate Executive's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

ARTICLE 3: COMPENSATION AND BENEFITS

3.1 Base Salary. During the period of this Agreement, Executive shall receive a minimum annual base salary equal to the greater of (i) $450,000 or (ii) such amount as the parties mutually may agree upon from time to time. Executive's annual base salary shall be paid in equal installments in accordance with Company's standard policy regarding payment of compensation to executives but no less frequently than semimonthly.

3.2 Cash Bonus Programs. Executive shall participate in each cash bonus program maintained by Company on and after the Effective Date (including, without limitation, any such program maintained for the year during which the Effective Date occurs) at a level which is not less than the highest participation level made available to any Company executive (other than Company's Chief Executive Officer and Company's President); provided that Company shall at all times maintain Executive's annual cash bonus opportunity as a percentage of Executive's annual base salary in an amount that is at least as great as that in effect on the Effective Date (i.e., an annual cash bonus opportunity of 0%, if entry level goal is not met, and if entry level goal is met, between 50% and 150% of annual base salary, depending on achievement of entry, target and stretch goals).

3.3 Life Insurance. During the period of this Agreement, Company shall maintain one or more policies of life insurance on the life of Executive providing an aggregate death benefit in an amount not less than the Termination Payment (as such term is defined in paragraph 4.7, and based on a Severance Period of thirty-six months). Executive shall have the right to designate the beneficiary or beneficiaries of the death benefit payable pursuant to such policy or policies up to an aggregate death benefit in an amount equal to the Termination Payment (based on a Severance Period of thirty-six months), and may transfer ownership of such policy or policies (and any rights of Executive under this paragraph 3.3) to any life insurance trust, family trust or other trust. To the extent that Company's purchase of, or payment of premiums with respect to, such policy or policies results in compensation income to Executive, Company shall pay to Executive an additional payment (the "Policy Payment") in an amount such that after payment by Executive of all taxes imposed on Executive with respect to the Policy Payment, Executive retains an amount of the Policy Payment equal to the taxes imposed upon Executive with respect to such purchase or the payment of such premiums. If for any reason Company fails to maintain the full amount of life insurance coverage required pursuant to the preceding provisions of this paragraph 3.3, Company shall, in the event of the death of Executive while employed by Company, pay Executive's designated beneficiary or beneficiaries an amount equal to the sum of (1) the difference between the Termination Payment (based on a Severance Period of thirty-six months) and any death benefit payable to Executive's designated beneficiary or beneficiaries under the policy or policies maintained by Company and (2) such additional amount as shall be required to hold Executive's estate, heirs, and such beneficiary or beneficiaries harmless from any additional tax liability resulting from the failure by Company to maintain the full amount of such required coverage.

3.4 Vacation and Sick Leave. During each year of Executive's employment, Executive shall be entitled to vacation and sick leave benefits equal to the maximum available to any Company executive, determined without regard to the period of service that might otherwise be necessary to entitle Executive to such vacation or sick leave under standard Company policy.

3.5 Supplemental Executive Retirement Plan.

(i) Base Benefit. Company agrees to pay Executive the deferred compensation benefits set forth in this paragraph 3.5 as a supplemental retirement plan (the "Plan"). The base retirement benefit under the Plan (the "Base Benefit") shall be in the form of an annual straight life annuity in an amount equal to the product of (a) 2.5% times (b) the number of Executive's credited years of service (as defined below) under the Plan (but not in excess of 26 years) times (c) the Executive's final average compensation (as defined below). For purposes hereof, Executive's credited years of service under the Plan shall be equal to the sum of (1) the number of Executive's years of benefit service with Company, calculated as set forth in the Continental Retirement Plan (the "CARP") beginning at January 1, 2001 ("Actual Years of Service"), (2) an additional year of service for each one year of service credited to Executive pursuant to clause (1) of this sentence for the period beginning on January 1, 2001 and ending on December 31, 2006, and (3) if the Termination Payment becomes payable to Executive under this Agreement or if Executive's employment is terminated for a reason encompassed by paragraphs 2.2(i) or 2.2(ii), an additional three years of service. For purposes hereof, Executive's final average compensation shall be equal to the greater of (A) $450,000 or (B) the average of the five highest annual cash compensation amounts paid to Executive by Company during the consecutive ten calendar years immediately preceding Executive's termination of employment at retirement or otherwise. For purposes hereof, cash compensation shall include base salary plus cash bonuses (including any amounts deferred (other than Stay Bonus amounts described below) pursuant to any deferred compensation plan of Company), but shall exclude (i) any cash bonus paid on or prior to March 31, 1995, (ii) any Stay Bonus paid to Executive pursuant to that certain Stay Bonus Agreement between Company and Executive dated as of April 14, 1998, (iii) any Termination Payment paid to Executive under this Agreement, (iv) any payments received by Executive under Company's Officer Retention and Incentive Award Program, (v) any proceeds to Executive from any awards under any option, stock incentive or similar plan of Company (including RSUs awarded under Company's Long Term Incentive and RSU Program), and (vi) any cash bonus paid under a long term incentive plan or program adopted by Company. Executive shall be vested immediately with respect to benefits due under the Plan.

(ii) Offset for CARP or Other Benefit. Any provisions of the Plan to the contrary notwithstanding, the Base Benefit shall be reduced by the actuarial equivalent (as defined below) of the pension benefit, if any, paid or payable to Executive from the CARP or from any other defined benefit nonqualified supplemental retirement plan provided to Executive by Company. In making such reduction, the Base Benefit and the benefit paid or payable under the CARP or any such other defined benefit nonqualified supplemental retirement plan shall be determined under the provisions of each plan as if payable in the form of an annual straight life annuity beginning on the Retirement Date (as defined below). The net benefit payable under this Plan shall then be actuarially adjusted based on the actuarial assumptions set forth in paragraph 3.5(vi) for the actual time of payment.

(iii) Normal and Early Retirement Benefits. Executive's benefit under the Plan shall be paid only in a lump sum payment in an amount that is the actuarial equivalent of a straight life annuity in the annual amount of the Base Benefit for the life of Executive paying equal monthly installments beginning on the first day of the month following the Retirement Date (the "Normal Retirement Benefit"). For purposes hereof, "Retirement Date" is defined as the later of (a) the date on which Executive attains (or in the event of Executive's earlier death, would have attained) age 60 or (b) the date of Executive's retirement from employment with Company. Notwithstanding the foregoing, if Executive's employment with Company is terminated, for a reason other than death, on or after the date Executive attains age 55 or is credited with 10 Actual Years of Service and prior to the Retirement Date, then Executive shall receive the Normal Retirement Benefit as of the first day of the month coinciding with or next following Executive's termination of employment (an "Early Retirement Benefit"); provided, however, that the amount of the benefit shall be reduced to the extent necessary to cause the value of such Early Retirement Benefit to be the actuarial equivalent of the value of the Normal Retirement Benefit (in each case based on the actuarial assumptions set forth in paragraph 3.5(vi) and adjusted for the actual time of payment).

(iv) Death Benefit. In the event of Executive's death prior to payment of Executive's benefit pursuant to paragraph 3.5(iii), Executive's surviving spouse, if Executive is married on the date of Executive's death, will receive a death benefit payable only as a lump sum payment in an amount that is the actuarial equivalent of a single life annuity consisting of monthly payments for the life of such surviving spouse determined as follows: (a) if Executive dies on or before reaching the Retirement Date, the death benefit such spouse would have received had Executive terminated employment on the earlier of Executive's actual date of termination of employment or Executive's date of death, survived until the Retirement Date, been entitled to elect and elected a joint and 50% survivor annuity and began to receive Executive's Plan benefit beginning immediately at the Retirement Date, and died on the day after the Retirement Date; or (b) if Executive dies after reaching the Retirement Date, the death benefit such spouse would have received had Executive been entitled to elect and elected a joint and 50% survivor annuity and begun to receive Executive's Plan benefit beginning on the day prior to Executive's death.Payment of such benefit shall be made no later than the first day of the month following the Executive's date of death; provided, however, that if Executive was eligible to receive an Early Retirement Benefit as of the date of Executive's death, then the amount of such benefit shall be reduced based on the principles used for the reductions described in the proviso to the third sentence of paragraph 3.5(iii).

(v) Unfunded Benefit. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation. Further, it is the intention of Company that the Plan be unfunded for purposes of the Internal Revenue Code of 1986, as amended, and Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan constitutes a mere promise by Company to make benefit payments in the future. Plan benefits hereunder provided are to be paid out of Company's general assets, and Executive shall have the status of, and shall have no better status than, a general unsecured creditor of Company. Executive understands that Executive must rely upon the general credit of Company for payment of benefits under the Plan. Company shall establish a "rabbi" trust to assist Company in meeting its obligations under the Plan. The trustee of such trust shall be a nationally recognized and solvent bank or trust company that is not affiliated with Company. Company shall transfer to the trustee money and/or other property determined in the sole discretion of the HR Committee based on the advice of the Actuary (as defined below) on an as-needed basis in order to assure that the benefit payable under the Plan is at all times fully funded. The trustee shall pay Plan benefits to Executive and/or Executive's spouse out of the trust assets if such benefits are not paid by Company. Company shall remain the owner of all assets in the trust, and the assets shall be subject to the claims of Company creditors in the event (and only in the event) Company ever becomes insolvent. Neither Executive nor any beneficiary of Executive shall have any preferred claim to, any security interest in, or any beneficial ownership interest in any assets of the trust. Company has not and will not in the future set aside assets for security or enter into any other arrangement which will cause the obligation created to be other than a general corporate obligation of Company or will cause Executive to be more than a general creditor of Company.

(vi) Actuarial Equivalent. For purposes of the Plan, the terms "actuarial equivalent", or "actuarially equivalent" when used with respect to a specified benefit shall mean the amount of benefit of the referenced different type or payable at the referenced different age that can be provided at the same cost as such specified benefit, as computed by the Actuary and certified to Executive (or, in the case of Executive's death, to Executive's spouse) by the Actuary. The actuarial assumptions used under the Plan to determine equivalencies between different forms and times of payment shall be the same as the actuarial assumptions then used in determining benefits payable under the CARP; provided, however, that with respect to the discount rate used to calculate benefits under the Plan, the discount rate shall be the Aa Corporate Bond Rate. The term "Actuary" shall mean the individual actuary or actuarial firm selected by Company to service its pension plans generally or if no such individual or firm has been selected, an individual actuary or actuarial firm appointed by Company and reasonably satisfactory to Executive and/or Executive's spouse. The term "Aa Corporate Bond Rate" shall mean the average of the Moody's daily long-term corporate bond yield averages for Aa-rated corporate bonds published by Moody's Investors Service, for the three-month period ending on the last day of the second month preceding the date Executive) or, in the case of Executive's death, Executive's spouse) is to receive the lump-sum payment, as determined by the Actuary (or, if such yield information is no longer so published, then the average of the daily corporate bond yields for a comparable sample of Aa-rated corporate bonds of comparable tenor determined in good faith by the Actuary). Upon request, Company shall cause the Actuary to compute the Aa Corporate Bond Rate for a specified period and the amount of the lump-sum payment for Executive (or, in the case of Executive's death, Executive's spouse) and shall deliver such information to Executive or such spouse.

(vii) Medicare Payroll Taxes. Company shall indemnify Executive on a fully grossed-up, after-tax basis for any Medicare payroll taxes (plus any income taxes on such indemnity payments) incurred by Executive in connection with the accrual and/or payment of benefits under the Plan.

3.6 Other Perquisites. During Executive's employment hereunder, Executive shall be afforded the following benefits as incidences of Executive's employment:

(i) Automobile - Company will provide an automobile (including replacements therefor) of Executive's choice for Executive's use on the same terms as its current practices relating to the choice and use of automobiles by its Chief Executive Officer. If the automobile is leased, Company agrees to take such actions as may be necessary to permit Executive, at Executive's option, to acquire title to any automobile subject to such a lease at the completion of the lease term by Executive paying the residual payment then owing under the lease. If Executive's employment terminates (other than as a result of the reasons encompassed by paragraphs 2.2 (iii), (iv), (v) or (vi)), then Company (1) if the automobile is leased, will continue to make all payments under the lease and permit Executive (or Executive's estate, as applicable) to use the automobile during the remainder of such lease and will, at the conclusion of the lease, cause the title to the automobile to be transferred to Executive (or Executive's estate) without cost to Executive (or Executive's estate), or (2) if the automobile is owned by Company, transfer title to the automobile to Executive (or Executive's estate, as applicable), without cost to Executive (or Executive's estate).

(ii) Business and Entertainment Expenses - Subject to Company's standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations, costs of entertainment and business development, and costs reasonably incurred as a result of Executive's spouse accompanying Executive on business travel to the extent such business specifically includes spouses. Company shall also pay on behalf of Executive the expenses of one athletic club selected by Executive.

(iii) Parking - Company shall provide at no expense to Executive a reserved parking place convenient to Executive's headquarters office and a reserved parking place at George Bush Intercontinental Airport in Houston, Texas consistent with past practice.

(iv) Other Company Benefits - Executive and, to the extent applicable, Executive's family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly-situated Company employees. Such benefits, plans and programs may include, without limitation, profit sharing plan, thrift plan, annual physical examinations, health insurance or health care plan, life insurance, disability insurance, pension plan, pass privileges on Continental Airlines, Flight Benefits and the like. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally; provided, however, that Company shall not change, amend or discontinue Executive's Flight Benefits without Executive's prior written consent.

ARTICLE 4: EFFECT OF TERMINATION ON COMPENSATION

4.1 By Expiration. If Executive's employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of Executive's employment, except that (A) the benefits described in paragraph 3.5 shall continue to be payable, Executive shall be provided Flight Benefits (as such term is defined in paragraph 4.7) for the remainder of Executive's lifetime, Executive and Executive's eligible dependents shall be provided Continuation Coverage (as such term is defined in paragraph 4.7) for the remainder of Executive's lifetime, and Company shall perform its obligations with respect to the automobile then used by Executive as provided in subparagraph 3.6(i) and (B) if such termination shall result from Company's delivery of the written notice described in paragraph 2.1, then Company shall (i) cause all options and shares of restricted stock awarded to Executive to vest immediately upon such termination and, with respect to options, be exercisable in full for 30 days after such termination, (ii) cause all Awards made to Executive under Company's Officer Retention and Incentive Award Program ("Retention Program") to vest immediately upon such termination, (iii) cause Company to pay to Executive, at the same time as other Payment Amounts with respect to Awards are paid to other participants under Company's Long Term Incentive Performance Award Program ("LTIP") and Long Term Incentive and RSU Program ("NLTIP/RSU Program"), as the case may be, all Payment Amounts with respect to Awards made to Executive under the LTIP or the NLTUP/RSU Program having a Performance Period that has not been completed as of the date of Executive's termination, as if Executive had remained employed by Company in Executive's current position through the end of each such Performance Period (calculated using the Base Amount of Executive in effect on the day immediately preceding such termination), less any amounts paid to Executive under the LTIP or the NLTIP/RSU Program, as the case may be, upon the occurrence of a Qualifying Event with respect to Executive in connection with a Change in Control (such capitalized terms to have the meanings ascribed thereto in the LTIP or in the NLTIP/RSU Program, as may be applicable to the relevant Awards), (iv) pay Executive on or before the effective date of such termination a lump-sum, cash payment in an amount equal to the Termination Payment, (v) provide Executive with Outplacement, Office and Related Services (as such term is defined in paragraph 4.7 and for the time periods described therein), and (vi) pay any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the date of termination at the time provided by, and in accordance with the terms of, such plan, policy or program.

4.2 By Company. If Executive's employment hereunder shall be terminated by Company prior to expiration of the term provided in paragraph 2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and all benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except that the benefits described in paragraph 3.5 shall continue to be payable, Executive shall be provided Flight Benefits for the remainder of Executive's lifetime, Executive and Executive's eligible dependents shall be provided Continuation Coverage for the remainder of Executive's lifetime, and:

(i) if such termination shall be for any reason other than those encompassed by paragraphs 2.2(i), (ii), (iii), (iv), (v) or (vi), then Company shall provide Executive with the payments and benefits described in clauses (i) through (vi) of paragraph 4.1, and Company shall perform its obligations with respect to the automobile then used by Executive as provided in subparagraph 3.6(i); and

(ii) if such termination shall be for a reason encompassed by paragraphs 2.2(i) or (ii), then Company shall (1) cause all options and shares of restricted stock awarded to Executive to vest immediately upon such termination and, with respect to options, be exercisable in full for 30 days (or such longer period as provided for under the circumstances in applicable option awards) after such termination, (2) cause all Awards made to Executive under the Retention Program to vest immediately upon such termination, (3) cause Company to pay to Executive (or Executive's estate), at the same time as other Payment Amounts with respect to Awards are paid to other participants under the LTIP or NLTIP/RSU Program, as the case may be, all Payment Amounts with respect to Awards made to Executive under the LTIP or NLTIP/RSU Program having a Performance Period that has not been completed as of the date of Executive's termination, as if Executive had remained employed by Company in Executive's current position through the end of each such Performance Period (calculated using the Base Amount of Executive in effect on the day immediately preceding such termination), less any amounts paid to Executive under the LTIP or in the NLTIP/RSU Program upon the occurrence of Executive's death or Disability after a Change in Control (such capitalized terms to have the meanings ascribed thereto in the LTIP or in the NLTIP/RSU Program, as may be applicable to the relevant Awards), (4) if termination was due to Executive's death, provide Executive's designated beneficiary or beneficiaries with the benefits contemplated under paragraph 3.3 , and (5) perform its obligations with respect to the automobile then used by Executive as provided in subparagraph 3.6(i).

4.3 By Executive. If Executive's employment hereunder shall be terminated by Executive prior to expiration of the term provided in paragraph 2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except that the benefits described in paragraph 3.5 shall continue to be payable, Executive shall be provided Flight Benefits for the remainder of Executive's lifetime, Executive and Executive's eligible dependents shall be provided Continuation Coverage for the remainder of Executive's lifetime, Company shall perform its obligations with respect to the automobile then used by Executive as provided in subparagraph 3.6(i) and, if such termination shall be pursuant to paragraphs 2.3(i), (ii), (iii), (iv) or (v), then Company shall provide Executive with the payments and benefits described in clauses (i) through (vi) of paragraph 4.1.

4.4 Certain Additional Payments by Company. Notwithstanding anything to the contrary in this Agreement, if any payment, distribution or provision of a benefit by Company to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to an excise or other special additional tax that would not have been imposed absent such Payment (including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended), or any interest or penalties with respect to such excise or other additional tax (such excise or other additional tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), Company shall pay to Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment (taking into account any similar gross-up payments to Executive under any stock incentive or other benefit plan or program of Company) equal to the Excise Tax imposed upon the Payments. Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within ten business days after the receipt of such claim. Company shall notify Executive in writing at least ten business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company's action. If, as a result of Company's action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

4.5 Payment Obligations Absolute. Company's obligation to pay Executive the amounts and to make the arrangements provided in this Article 4 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries and affiliates) may have against Executive or anyone else; provided that all payments and other Company obligations under this Article 4 shall be subject to Executive's execution, promptly upon request by Company upon Executive's termination of employment, of a general release and waiver substantially in the form attached as Exhibit A to this Agreement, which has become irrevocable. Company agrees to execute such form of release and waiver concurrently with the execution thereof by Executive. All amounts payable by Company shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Article 4, and, except as provided in paragraph 4.7 with respect to Continuation Coverage, the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, or joint venturer) shall in no event effect any reduction of Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this Article 4.

4.6 Liquidated Damages. In light of the difficulties in estimating the damages upon termination of this Agreement, Company and Executive hereby agree that the payments and benefits, if any, to be received by Executive pursuant to this Article 4 shall be received by Executive as liquidated damages. Payment of the Termination Payment pursuant to paragraphs 4.1, 4.2 or 4.3 shall be in lieu of any severance benefit Executive may be entitled to under any severance plan or policy maintained by Company.

4.7 Certain Definitions and Additional Terms. As used herein, the following capitalized terms shall have the meanings assigned below:

    "Annualized Compensation" shall mean an amount equal to the sum of (1) Executive's annual base salary pursuant to paragraph 3.1 in effect immediately prior to Executive's termination of employment hereunder and (2) an amount equal to 125% of the amount described in the foregoing clause (1);

    "Change in Control" shall have the meaning assigned to such term in Company's Incentive Plan 2000 in effect on the Effective Date;

(iii) "Continuation Coverage" shall mean the continued coverage of Executive and Executive's eligible dependents under Company's welfare benefit plans available to executives of Company who have not terminated employment (or the provision of equivalent benefits), including, without limitation, medical, health, dental, life insurance, vision care, accidental death and dismemberment, and prescription drug (but excluding disability), at no greater cost to Executive than that applicable to a similarly situated Company executive who has not terminated employment; provided, however, that the coverage to Executive (or the receipt of equivalent benefits) shall be provided under one or more insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive, and provided further that the coverage to Executive under a particular welfare benefit plan (or the receipt of equivalent benefits) shall be suspended during any period that Executive receives comparable benefits from a subsequent employer, and shall be reinstated upon Executive ceasing to so receive comparable benefits and notifying Company thereof;

(iv) "Flight Benefits" shall mean flight benefits on each airline operated by the Company or any of its affiliates or any successor or successors thereto (the "CO system"), consisting of the highest priority space available flight passes for Executive and Executive's eligible family members (as such eligibility is in effect on the Effective Date), a Universal Air Travel Plan (UATP) card (or, in the event of discontinuance of the UATP program, a similar charge card permitting the purchase of air travel through direct billing to the Company or any successor or successors thereto (a "Similar Card")) in Executive's name for charging on an annual basis up to the applicable Annual Travel Limit (as hereinafter defined) with respect to such year in value (valued identically to the calculation of imputed income resulting from such flight benefits described below) of flights (in any fare class) on the CO system for Executive, Executive's spouse, Executive's family and significant others as determined by Executive, lifetime Platinum Elite OnePass Cards (or similar highest category successor frequent flyer cards) in Executive's and Executive's spouse's and children's names for use on the CO system, lifetime memberships for Executive and Executive's spouse and children (subject to the terms and conditions of membership, including minimum age requirements) in the Company's President's Club (or any successor program maintained in the CO system) and payment by the Company to Executive of an annual amount (not to exceed in any year the Annual Gross Up Limit (as hereinafter defined) with respect to such year) sufficient to pay, on an after tax basis (i.e., after the payment by Executive of all taxes on such amount), the U.S. federal, state and local income taxes on imputed income resulting from such flights (such imputed income to be calculated during the term of such Flight Benefits according to the methodology used by the Company as of the Effective Date or as otherwise required by law) or resulting from any other flight benefits extended to Executive as a result of Executive's service as an executive of the Company;

    "Outplacement, Office and Related Services" shall mean (1) outplacement services, at Company's cost and for a period of twelve months beginning on the date of Executive's termination of employment, to be rendered by an agency selected by Executive and approved by the Board of Directors or HR Committee (with such approval not to be unreasonably withheld), (2) appropriate and suitable office space at the Company's headquarters (although not on its executive office floor) or at a comparable location in downtown Houston for use by Executive, together with appropriate and suitable secretarial assistance, at Company's cost and for a period of three years beginning on the date of Executive's termination of employment, (3) a reserved parking place convenient to the office so provided and a reserved parking place at George Bush Intercontinental Airport in Houston, Texas consistent with past practice, at Company's cost and for as long as Executive retains a residence in Houston, Texas, and (4) other incidental perquisites (such as free or discount air travel, car rental, phone or similar service cards) currently enjoyed by Executive as a result of Executive's position, to the extent then available for use by Executive, for a period of three years beginning on the date of Executive's termination of employment or a shorter period if such perquisites become unavailable to the Company for use by Executive;

(vi) "Severance Period" shall mean:

(1) in the case of a termination of Executive's employment with Company that occurs within two years after the date upon which a Change in Control occurs, a period commencing on the date of such termination and continuing for thirty-six months; or

(2) in the case of a termination of Executive's employment with Company that occurs prior to a Change in Control or after the date which is two years after a Change in Control occurs, a period commencing on the date of such termination and continuing for twenty-four months; and

(vii) "Termination Payment" shall mean an amount equal to Executive's Annualized Compensation multiplied by a fraction, the numerator of which is the number of months in the Severance Period and the denominator of which is twelve.

As used for purposes of Flight Benefits, with respect to any year, the term "Annual Travel Limit" shall mean an amount (initially $66,500), which amount shall be adjusted (i) annually (beginning with the year 2004) by multiplying such amount by a fraction, the numerator of which shall be the Company's average fare per revenue passenger for its jet operations (excluding regional jets) with respect to the applicable year as reported in its Annual Report on Form 10-K (or, if not so reported, as determined by the Company's independent auditors) (the "Average Fare") for such year, and the denominator of which shall be the Average Fare for the prior year, (ii) annually to add thereto any portion of such amount unused since the year 2004, and (iii) after adjustments described in clauses (i) and (ii) above (and after adding thereto, on a one-time basis on the Effective Date, the unused balance, as of the beginning of the year 2004, of Executive's Annual Travel Limit under Executive's Existing Agreement ), automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by the Company as of the Effective Date), so as to preserve the benefit of $66,500 annually (adjusted in accordance with clauses (i) and (ii) above) of flights relative to the valuations resulting from the valuation methodology used by the Company as of the Effective Date (e.g., if a change in the valuation methodology results, on average, in such flights being valued 15% higher than the valuation that would result using the valuation methodology used by the Company as of the Effective Date, then the Annual Travel Limit would be increased by 15% to $76,475, assuming no other adjustments pursuant to clauses (i) and (ii) above). In determining any adjustment pursuant to clause (iii) above, the Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation (and the basis for any adjustments pursuant to clauses (i) or (ii) above) will be provided to Executive upon request. The Company will promptly notify Executive in writing of any adjustments to the Annual Travel Limit described in this paragraph.

As used for purposes of Flight Benefits, with respect to any year, the term "Annual Gross Up Limit" shall mean an amount (initially $13,300), which amount shall be adjusted (i) annually (beginning with the year 2004) by multiplying such amount by a fraction, the numerator of which shall be the Average Fare for such year, and the denominator of which shall be the Average Fare for the prior year, (ii) annually to add thereto any portion of such amount unused since the year 2004, and (iii) after adjustments described in clauses (i) and (ii) above (and after adding thereto, on a one-time basis on the Effective Date, the unused balance, as of the beginning of the year 2004, of Executive's Annual Gross Up Limit under Executive's Existing Agreement ), automatically upon any change in the valuation methodology for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by the Company as of the Effective Date), so as to preserve the benefit of $13,300 annually (adjusted in accordance with clauses (i) and (ii) above) of tax gross up relative to the valuations resulting from the valuation methodology used by the Company as of the Effective Date (e.g., if a change in the valuation methodology results, on average, in flights being valued 15% higher than the valuation that would result using the valuation methodology used by the Company as of the Effective Date, then the Annual Gross Up Limit would be increased by 15% to $15,295, assuming no other adjustments pursuant to clauses (i) and (ii) above). In determining any adjustment pursuant to clause (iii) above, the Company shall be entitled to rely on a good faith calculation performed by its independent auditors based on a statistically significant random sampling of flight valuations compared with the applicable prior valuations of identical flights, which calculation (and the basis for any adjustments pursuant to clauses (i) or (ii) above) will be provided to Executive upon request. The Company will promptly notify Executive in writing of any adjustments to the Annual Gross Up Limit described in this paragraph.

As used for purposes of Flight Benefits, a year may consist of twelve consecutive months other than a calendar year, it being the Company's practice as of the Effective Date for purposes of Flight Benefits for a year to commence on November 1 and end on the following October 31 (for example, the twelve-month period from November 1, 2003 to October 31, 2004 is considered the year 2004 for purposes of Flight Benefits); provided that all calculations for purposes of clause (i) in the prior two paragraphs shall be with respect to fiscal years of the Company.

As used for purposes of Flight Benefits, the term "affiliates" of the Company means any entity controlled by, controlling, or under common control with the Company, it being understood that control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock of such entity.

No tickets issued on the CO system in connection with the Flight Benefits may be purchased other than directly from the Company or its successor or successors (i.e., no travel agent or other fee or commission based distributor may be used), nor may any such tickets be sold or transferred by Executive or any other person, nor may any such tickets be used by any person other than the person in whose name the ticket is issued. Executive agrees that, after receipt of an invoice or other accounting statement therefor, Executive will promptly (and in any event within 45 days after receipt of such invoice or other accounting statement) reimburse the Company for all charges on Executive's UATP card (or Similar Card) which are not for flights on the CO system and which are not otherwise reimbursable to Executive under the provisions of paragraph 3.6(ii) hereof, or which are for tickets in excess of the applicable Annual Travel Limit. Executive agrees that the credit availability under Executive's UATP card (or Similar Card) may be suspended if Executive does not timely reimburse the Company as described in the foregoing sentence or if Executive exceeds the applicable Annual Travel Limit with respect to a year; provided, that, immediately upon the Company's receipt of Executive's reimbursement in full (or, in the case of exceeding the applicable Annual Travel Limit, beginning the next following year and after such reimbursement), the credit availability under Executive's UATP card (or Similar Card) will be restored.

The sole cost to Executive of flights on the CO system pursuant to use of Executive's Flight Benefits will be the imputed income with respect to flights on the CO system charged on Executive's UATP card (or Similar Card), calculated throughout the term of Executive's Flight Benefits consistently with the methodology used by Company as of the Effective Date or as otherwise required by law, and reported to Executive as required by applicable law. With respect to any period for which the Company is obligated to provide the tax gross up described above, Executive will provide to the Company, upon request, a calculation or other evidence of Executive's marginal tax rate sufficient to permit the Company to calculate accurately the amount to be paid to Executive.

Executive will be issued a UATP card (or Similar Card), lifetime Platinum Elite OnePass Cards (or similar highest category successor frequent flyer cards) in Executive's, Executive's spouse's and Executive's children's names, lifetime membership cards in Company's Presidents Club (or any successor program maintained in the CO system) for Executive, Executive's spouse and Executive's children (subject to the terms and conditions of membership, including minimum age requirements), and an appropriate flight pass identification card, each valid at all times during the term of Executive's Flight Benefits.

Executive agrees that Executive's Flight Benefits are intended to be used principally for personal reasons and may not be used for business purposes (other than business purposes on behalf of the Company, and other than business usage that is incidental or de minimus, defined as amounting to less than 10% of the total value (valued as the usage of the Annual Travel Limit is calculated) of flights on the CO System charged to Executive's UATP card (or any Similar Card) during any year), and that credit availability on Executive's UATP card (or any Similar Card) may be suspended if Executive's UATP card (or any Similar Card) is used for business purposes other than as described above and, after receiving written notice from the Company to cease such usage, Executive continues to use his UATP card (or any Similar Card) for such business purposes.

Upon Executive's death, Executive's surviving spouse and children will be permitted, in the aggregate, to continue to use (in the proportions specified in Executive's last will and testament or, if not so specified or if Executive dies intestate, in equal proportions) Executive's Flight Benefits on the CO system (out of any amounts unused by Executive at the date of Executive's death) for up to a total amount of $100,000 in value of flights (in any fare class) on the CO system, valued identically to the valuation of flights as currently contained in Executive's Flight Benefits, which amount shall adjust automatically upon any change in the valuation methodology, from and after the date hereof, for imputed income from flights (as compared with the valuation methodology for imputed income from flights used by Company as of the date hereof), so as to preserve the benefit of $100,000 of flights relative to the valuations resulting from the valuation methodology used by Company as of the date hereof (e.g., if a change in the valuation methodology results, on average, in such flights being valued 10% higher than the valuation that would result using the valuation methodology used by Company as of the date hereof, then such amount would be increased by 10% to $110,000). Company will promptly notify Executive in writing of any adjustments to such amount.

ARTICLE 5: MISCELLANEOUS

5.1 Interest and Indemnification. If any payment to Executive provided for in this Agreement is not made by Company when due, Company shall pay to Executive interest on the amount payable from the date that such payment should have been made until such payment is made, which interest shall be calculated at 3% plus the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in Houston, Texas (but not in excess of the highest lawful rate), and such interest rate shall change when and as any such change in such prime or base rate shall be announced by such bank. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or Company to enforce or interpret any provision contained herein, Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for Executive's reasonable attorneys' fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to Executive should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate set forth in the preceding sentence.

5.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to: Continental Airlines, Inc.

1600 Smith, Dept. HQSEO

Houston, Texas 77002

Attention: General Counsel

If to Executive to: Jeffrey Misner

42 Meadow Brook Place

The Woodlands, Texas 77382

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

5.3 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

5.4 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.5 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

5.7 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's employees generally.

5.8 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

5.9 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

5.10 Successors. This Agreement shall be binding upon and inure to the benefit of Company and any successor of the Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Except as provided in the preceding sentence or in paragraph 3.3 (regarding assignment of life insurance benefits), this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. The parties intend that the provisions of this Agreement benefiting Executive's estate or Executive's surviving spouse and children shall be enforceable by them.

5.11 Term. This Agreement has a term co-extensive with the term of employment as set forth in paragraph 2.1. Termination shall not affect any right or obligation of any party, which is accrued or vested prior to or upon such termination.

5.12 Entire Agreement. Except as provided in (i) the benefits, plans, and programs referenced in paragraph 3.6(iv) and any awards under the Company's stock incentive plans or programs, LTIP, Retention Program, Annual Executive Bonus Program, NLTIP/RSU Program or similar plans or programs, and (ii) separate agreements governing Executive's flight benefits relating to other airlines, this Agreement, as of the Effective Date, will constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Effective as of the Effective Date, the Existing Agreement is hereby terminated and without any further force or effect, and neither party shall have any rights or obligations thereunder. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

5.13 Deemed Resignations. Any termination of Executive's employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, and an automatic resignation of Executive from the Board of Directors (if applicable) and from the board of directors of any affiliate of Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company's or such affiliate's designee or other representative.

5.14 No Solicitation. During Executive's employment hereunder and for a period of two years following the date of Executive's termination of employment, Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of Company or any of its subsidiaries to perform services for any entity (other than Company or its subsidiaries), or attempt to induce any such employee to leave the employ of Company or its subsidiaries.

5.15 Confidentiality. During Executive's employment hereunder and thereafter, the Executive shall hold in strict confidence any Proprietary or Confidential Information related to Company or its subsidiaries, except that Executive may disclose such information as required by law, court order, regulation or similar order. For purposes of this Agreement, the term "Proprietary or Confidential Information" shall mean all information relating to Company, its subsidiaries or affiliates (such as business plans, trade secrets, or financial information of strategic importance to Company or its subsidiaries or affiliates) that is not generally known in the airline industry, that was learned, discovered, developed, conceived, originated or prepared during Executive's employment with Company and the disclosure of which would be harmful to the business prospects, financial status or reputation of Company or its subsidiaries or affiliates at the time of any disclosure by Executive.

5.16 Injunctive Relief. Executive hereby agrees that it is impossible to measure in money the damages which will accrue to Company by reason of a failure by Executive to perform any of Executive's obligations under paragraphs 5.14 and 5.15. Accordingly, if Company or any of its affiliates institutes any action or proceeding to enforce paragraphs 5.14 or 5.15, to the extent permitted by applicable law, Executive hereby waives the claim or defense that Company or its affiliates has an adequate remedy at law, and Executive shall not urge in any such action or proceeding the claim or defense that any such remedy at law exists.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on September 14, 2004, to be effective as of the Effective Date.

CONTINENTAL AIRLINES, INC.

By: /s/ Michael H. Campbell

Name: Michael H. Campbell

Title: Senior Vice President -

Human Resources and

Labor Relations

"EXECUTIVE"

/s/ Jeffrey J. Misner___

Jeffrey J. Misner

APPROVED:

__/s/ Charles A. Yamarone________

Charles A. Yamarone

Chair, Human Resources Committee

Exhibit A

Form of Release Agreement

(to be executed by Company and Executive)

In consideration of the benefits provided by Company to Executive, Executive hereby releases Continental Airlines, Inc. ("Continental") and each of its subsidiaries and affiliates and their respective stockholders, officers, directors, employees, representatives, agents and attorneys (collectively, "Releasees") from any and all claims or liabilities, known or unknown, of any kind, including, without limitation, any and all claims and liabilities relating to Executive's employment by, or services rendered to or for, Continental or any of its subsidiaries or affiliates, or relating to the cessation of such employment or under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Texas Commission on Human Rights Act, and any other statutory, tort, contract or common law cause of action, other than claims or liabilities arising from a breach by Continental of (i) that certain Employment Agreement dated as of August 12, 2004 between Continental and Executive (the "Employment Agreement"), (ii) its obligations under the Continental Retirement Plan ("CARP"), under Executive's outstanding grants of stock options or restricted stock, under awards under the Continental Airlines, Inc. Annual Executive Bonus Program (the "Annual Bonus Program"), the Retention Program, the NLTIP/RSU Program, or under any other compensation plan or program of Continental (such capitalized but undefined terms having the meanings attributed to them in the Employment Agreement), or (iii) its obligations under existing agreements governing Executive's flight benefits relating to other airlines. Continental hereby releases Executive from any and all claims or liabilities, known or unknown, of any kind in any way relating to or pertaining to Executive's employment by, or services rendered to or for, Continental or any of its subsidiaries or affiliates, other than fraud or intentional malfeasance harmful to Continental or any Releasee or claims arising from a breach by Executive of the Employment Agreement or of Executive's obligations under the CARP, under Executive's outstanding grants of stock options or restricted stock, under awards under the Retention Program, the Annual Executive Bonus Program or the NLTIP/RSU Program, under any other compensation plan or program of Continental, or under existing agreements governing Executive's flight benefits relating to other airlines. These releases are to be broadly construed in favor of the released persons. These releases do not apply to any rights or claims that may arise after the date of execution of this [Release Agreement] by Executive and Continental. Both parties agree that this [Release Agreement] is not and shall not be construed as an admission of any wrongdoing or liability on the part of either party. Notwithstanding the foregoing, the obligations created by the Employment Agreement, the CARP and Executive's outstanding option grants, grants of restricted stock and awards under the Retention Program, the Annual Executive Bonus Program and the NLTIP/RSU Program, or under any other compensation plan or program of Continental, or under existing agreements governing Executive's flight benefits relating to other airlines, are not released.

Executive acknowledges that, by Executive's free and voluntary act of signing below, Executive agrees to all of the terms of this Release Agreement and intends to be legally bound thereby.

Executive acknowledges that Executive has received a copy of this Release Agreement on [date that Executive receives Release Agreement]. Executive understands that Executive may consider whether to agree to the terms contained herein for a period of twenty-one days after the date Executive has received this Release Agreement. Accordingly, Executive may execute this Release Agreement by [date 21 days after Release Agreement is given to Executive], to acknowledge Executive's understanding of and agreement with the foregoing. Executive acknowledges that Executive has been advised to consult with an attorney prior to executing this Release Agreement.

This Release Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Executive (the "Effective Date"). During the seven-day period prior to the Effective Date, Executive may revoke Executive's agreement to accept the terms hereof by serving notice in writing to Company of Executive's intention to revoke. However, the Termination Payment provided for in the Employment Agreement will be delayed until the Effective Date.